Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 12, 2017 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,440,653 or $0.29 and $0.28 basic and diluted per share, respectively, for the quarter ended September 30, 2017 – an increase of 1.00% from earnings for the quarter ended September 30, 2016 of $1,426,338 or $0.29 and $0.28 basic and diluted per share, respectively. Earnings for the nine months ended September 30, 2017 increased $118,943 or 3.02% to $4,053,126 compared to $3,934,183 for the nine months ended September 30, 2016. Returns on average assets and average equity for the nine months ended September 30, 2017 were 1.28% and 12.66%, respectively, compared with 2016 returns on average assets and average equity of 1.29% and 12.73%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Federal Reserve decisions to raise interest rates have resulted in an improvement in loan interest income and have mitigated the lack of loan growth throughout the first three quarters of the year. Recent loan activity and a strong pipeline, however, have positioned the bank for a favorable fourth quarter. Continued emphasis on operating expenses has resulted, once again, in a strong efficiency ratio (63.73%) which is paramount for the long term success of a community bank. We are pleased with the performance of the bank to date."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	September 30,	September 30,
	2017	2016

Shares Outstanding
BKSC Common Stock	4,984,479	4,948,719

Book Value Per Share	$ 8.77	$ 8.50

Total Assets	$ 431,474,309	$ 409,566,425

Three Months Ending

Net Income	$ 1,440,653	$ 1,426,338

Basic Earnings Per Share	$ 0.29	$ 0.29

Diluted Earnings Per Share	$ 0.28	$ 0.28

Weighted Average Shares
Outstanding Basic	4,978,515	4,931,185

Weighted Average Shares
Outstanding Diluted	5,067,561	5,054,723

Nine Months Ending

Net Income	$ 4,053,126	$ 3,934,183

Basic Earnings Per Share	$ 0.82	$ 0.80

Diluted Earnings Per Share	$ 0.80	$ 0.78

Weighted Average Shares
Outstanding Basic	4,969,617	4,929,977

Weighted Average Shares
Outstanding Diluted	5,058,958	5,058,837

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500